CEC ENTERTAINMENT, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

As amended on October 31, 2014

Table of Contents

Page

Message from the President and CEO     3
Introduction                                                4
Compliance with Laws                                        5
Conflicts of Interest.                                            8
Fair Dealing                                                 11
Responding to Inquiries from the Press, Securities Analysts, Investors and Others         11
Political Activity                                             12
Safeguarding Corporate Assets                                     12
Confidentiality                                             12
Equal Employment Opportunity and Anti-Harassment                         13
Communications                                             14
Accuracy of Company Records                                     14
Reporting any Illegal or Unethical Behavior                             15

Record Retention                                             15
Administration of this Code                                         16
Waivers of this Code                                         16

Message from the President and CEO

To all CEC employees, officers and directors:

At CEC we are committed to establishing and maintaining high ethical principles and standards. Upholding this commitment is essential to our continued success.

The legal and ethical principles and standards that comprise this Code of Business Conduct and Ethics (this “Code”) must guide our actions. This Code is, of course, broadly stated. Its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation. Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job.

Adhering to this Code is essential. I encourage you to take the time to study it carefully. Should you have any questions about this Code, please contact our Legal department.

Ultimately, our most valuable asset is our people and reputation. Complying with the principles and standards contained in this Code is the starting point for protecting and enhancing our reputation. Thank you for your commitment!

Thomas Leverton, CEO

Introduction

This Code of Business Conduct and Ethics of CEC Entertainment, Inc. (this “Code”) applies to every employee, officer and director of CEC Entertainment, Inc. and its subsidiaries and affiliates (collectively, “CEC”). Each employee, officer and director must comply with and use this Code to ensure that each business decision follows our commitment to the highest ethical and legal standards. Adherence to this Code and to our other official policies is essential to maintaining and furthering our reputation for fair and ethical practices among our customers, stockholders, employees and communities. This Code is available through our website at www.chuckecheese.com and may be updated from time to time by us.

It is your responsibility to comply with all applicable laws and regulations and all provisions of this Code and the related policies and procedures. Each of us must report any violations of the law or this Code. Failure to follow the provisions of this Code and in some cases, failure to report violations of this Code may have serious legal consequences and could result in discipline by CEC, up to and including termination of employment.

This Code summarizes certain legal and ethical policies that apply to you. Several provisions in this Code refer to more detailed policies that either (1) concern more complex CEC policies or legal provisions or (2) apply to select groups of individuals within CEC. If these detailed policies apply to you, it is important that you read, understand and comply with them. If you have questions as to whether any detailed policies apply to you, contact our Legal department.

After reading this Code, you should:

•	Have a thorough knowledge of this Code’s terms and provisions.

•	Be able to recognize situations that present legal or ethical dilemmas.

•	Be able to deal effectively with questionable situations in conformity with this Code.

Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation that you will encounter. The thrust of our procedures is when in doubt, ask. If you do not understand a provision of this Code, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this Code, you should follow the procedures outlined below.

In order to understand your obligations, please take the following steps:

•	Read the entire Code.

•	If there are references to more detailed policies that are not contained in this Code, obtain and read those policies if they apply to you.

•	Think about how the provisions of this Code apply to your job and consider how you might handle situations to avoid illegal, improper or unethical actions.

•	If you have questions, ask your supervisor, the Senior Vice President of Human Resources or our Legal department.

When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

•	Is the action legal?

•	Does the action comply with this Code?

•	How will your decision affect others, including our customers, stockholders, employees and the community?

•	How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

•	How would you feel if your decision were made public? Could the decision be honestly explained and defended?

•	Have you contacted your supervisor, the Senior Vice President of Human Resources or our Legal department regarding the action?

To reiterate, when in doubt, ask.

Please note that this Code is not an employment contract and does not modify the employment relationship between you and CEC. CEC does not create any contractual or legal rights or guarantees by issuing these policies, and reserves the right to amend, alter and terminate policies at any time and for any reason.

Compliance with Laws

Our policy is that all employees, officers and directors must behave in an ethical manner and comply with all laws, rules and government regulations that apply to our business, including but not limited to wage and hour laws. Although several important legal topics are addressed in this Code, we cannot anticipate every possible situation or cover every topic in detail. In addition to the provisions of this Code, you must also comply with all other CEC policies that apply to you, the CEC employee handbook and other workplace rules. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations of the law or this Code. You may report such violations by following the compliance procedures outlined in the section of this Code entitled “Reporting Any Illegal or Unethical Behavior.” We will not permit retaliation for reports made in good faith.
Insider Trading

Employees who have access to Confidential Information (as defined below) are not permitted to use or share that information for stock trading purposes or for any other purpose other than the conduct of our business. “Confidential Information” includes all non-public information that, if disclosed, might be useful to competitors or investors or harmful to us or our customers. Using non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, we have adopted a specific policy governing employees’ and directors’ trading in our securities. This Insider Trading Policy is applicable to every employee and director. A copy of our Insider Trading Policy may be accessed through our website at www.chuckecheese.com and if you have any questions regarding this policy, please consult our Legal department.

Antitrust Laws

CEC must comply with the antitrust and unfair competition laws of the countries in which it does business. Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anti-competitive behavior. Generally, these laws prohibit or regulate attempts to monopolize or otherwise restrain trade, the sale of products below cost, price fixing or other agreements with competitors that would divide or allocate customers or otherwise harm customers, “tying” arrangements that require a customer who wishes to buy a given product to buy other products or services, artificially maintaining prices and certain other overly restrictive agreements. Accordingly, it is important to avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers and any other proprietary or Confidential Information.

An agreement or understanding does not have to be in writing to be unlawful. Unlawful agreements can be based on informal discussions or the mere exchange of information with a competitor. If you believe that a conversation with a competitor enters an inappropriate area, end the conversation at once.

Whenever any question arises as to the application of antitrust laws, the Legal department should be consulted, and any agreements with possible antitrust implications should be made only with the prior approval of the Legal department.

Anti-corruption Laws

CEC is committed to conducting its business ethically, honestly, and in compliance with all applicable anti-corruption laws. It is never acceptable to offer or accept a bribe or to use an agent or third party to offer or accept a bribe or perform any other activity that you could not do directly under this Code or other applicable laws or regulations. A bribe involves the promise of money, a gift or other favor to a person in a position of power, which is offered with the intention of influencing that person’s behavior.
CEC’s commitment to conducting business ethically, honestly, and in compliance with all applicable anti-corruption laws applies to dealings with government officials, business partners, and employees. Conducting business with governments is not the same as conducting business with private parties. What may be considered an acceptable practice in the private business sector may be improper or illegal when dealing with government officials. Therefore, interactions with government officials require strict scrutiny and adherence to the law.

Improper or illegal payments to government officials are prohibited. The term “government officials” generally means any employee or officer of a government, including any federal, regional, or local department, agency, enterprise or instrumentality owned or controlled by the government, any official of a political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for political office. If you interact with such persons or entities, you should consult with our Legal Department to be sure that you understand these laws and your responsibilities. You may not give anything of value to a government official unless it is specifically allowed by local law and approved in advance and in writing by the Legal Department.

If you are involved in transactions with foreign government officials, you must comply not only with the laws of the country with which you are involved but also with the U.S. Foreign Corrupt Practices Act. This act makes it illegal to pay, or promise to pay money or anything of value to any non-U.S. government official for the purpose of directly or indirectly obtaining or retaining business, inducing that person to act, rewarding that person for acting or refraining from acting, or securing any improper advantage. This ban on illegal payments and bribes also applies to our agents or intermediaries who use funds for purposes prohibited by the statute.

Although anti-bribery laws in some countries permit payments to government officials in limited circumstances for the purpose of facilitating or expediting the performance of routine, non-discretionary governmental actions, such as obtaining phone service or an ordinary license, CEC strictly prohibits such payments. For further guidance, please refer to CEC’s Anti-Bribery and Corruption Policy http://phx.corporate-ir.net/phoenix.zhtml?c=72589&p=irol- AntibriberyandCorruption.

Import-Export Laws and Anti-boycott Laws

We are committed to complying fully with all applicable U.S. laws governing imports, exports and the conduct of business with non-U.S. entities. These laws contain limitations on the types of products that may be imported into the United States and the manner of importation. They also prohibit exports to, and most other transactions with, certain countries as well as cooperation with or participation in foreign boycotts of countries that are not boycotted by the United States. Under U.S. anti-boycott legislation, we are prohibited from participating in certain foreign economic boycotts, including by refusing to do business with boycotted countries, their nationals or blacklisted companies; furnishing information about CEC’s or any person’s past, present or prospective relationship with boycotted countries or blacklisted companies; furnishing information about any person’s race, religion, sex, national origin or membership in or support of charitable organizations supporting a boycotted country; discriminating against individuals or companies on the basis of race, sex or national origin; and paying, honoring or confirming letters of credit containing prohibited boycott provisions.

Health, Safety and Environmental Laws

We are committed to providing safe and healthy working conditions by following all occupational health and safety laws governing our activities.

We believe that management and employees have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, including our safety policies and procedures. You must not work under the influence of any substances that would impair the safety of others. We also prohibit all threats or acts of physical violence or intimidation. You should immediately report any accident, injury or unsafe equipment, practices or conditions to our Risk Management Department.

You also have an obligation to carry out CEC activities in ways that preserve and promote a clean, safe and healthy environment. You must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent. The consequences of failing to adhere to environmental laws and policies can be serious. We as a company, as well as individuals, may be liable not only for the costs of cleaning up pollution but also for significant civil and criminal penalties. You should make every effort to prevent violations from occurring and report any potential violations to our Legal department.

This discussion regarding compliance with laws is not comprehensive and you are expected to familiarize yourself with all laws and regulations relevant to your position with us, as well as all of our related written policies on these laws and regulations. To this end, our Legal department is available to answer your calls and questions. If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to call and seek guidance from our Legal department.

Conflicts of Interest

You must be able to perform your duties and exercise judgment on behalf of CEC without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, if your loyalty to us is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of CEC.

Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to the Senior Vice President of Human Resources or our Legal department. Any activity that is approved, despite the actual or apparent conflict, must be documented. A potential conflict of interest that involves an executive officer must be approved by our Board of Directors. A potential conflict of interest involving a non-executive officer must be approved by our Legal department.
It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include the following:

Doing Business with Family Members

A conflict of interest may arise if your family members work for a supplier or other third party with whom we do business. It also may be a conflict if your family member has a significant financial interest in a supplier or other third party with whom we do business. A “significant financial interest” is defined below under the heading “Ownership in Other Businesses.” Before doing business on our behalf with an organization in which your family member works or has a significant financial interest, an employee must disclose the situation to the Senior Vice President of Human Resources or our Legal department and discuss it with him or her. If approval is granted, such approval must be documented by the Legal department.

“Family members” include but are not limited to your:

·	Spouse	·	Brothers or Sisters	·	Children
·	Parents	·	In-laws	·	Step-children
·	Grandparents	·	First or Second Cousins	·	Grandchildren

Employing relatives or close friends who report directly to you may also be a conflict of interest. Although we encourage employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, supervisors should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship to the Senior Vice President of Human Resources or our Legal department who has approved the decision.

Ownership in Other Businesses

Your investments can cause a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with us or seeks to do business with us. Investing in relatively small positions of publicly traded securities of other companies is generally not prohibited so long as there is no violation of our policy related to trading while in possession of material non-public information about other companies. You also should not own a significant financial interest in any of our competitors.

The following two tests determine if a “significant financial interest” exists:

•	You or a family member owns more than l0% of the outstanding stock of a business or you or a family member has or shares voting control over major decisions affecting that business; or

•	The investment represents more than 5% of your total assets or of your family member’s total assets.

If you or a family member has a significant financial interest in a company with whom we do business or propose to do business with, that interest must be approved by the Board of Directors prior to the transaction.

Notwithstanding the foregoing, non-employee directors of the Company and their family members may have significant financial interests in or be affiliates of suppliers, customers, competitors and third parties with whom we do business or propose to do business so long as it does not jeopardize their independence status under the New York Stock Exchange Marketplace Rules or Securities and Exchange Commission regulations. A director must, at a minimum:

•	disclose any such relationship promptly after the director becomes aware of it;

•
remove himself or herself from any Board of Directors activity that directly impacts the relationship between CEC and any such company with respect to which the director may have a conflict of interest; and

•	obtain prior approval of the Board of Directors for any transaction of which the director is aware between CEC and any such company.

Outside Employment

You may desire to take additional part-time jobs or do other work after hours. This kind of work does not in and of itself constitute a conflict of interest provided that the second job must be strictly separated from your job with us and must not interfere with your ability to devote the time and effort needed to fulfill your duties to us as our employee. You cannot engage in any outside activity that causes competition with us or provides assistance to our competitors or other parties (such as suppliers) with whom we regularly do business. Additionally, you should not attempt to sell services or products from your second job to us. You should avoid outside activities that embarrass or discredit us. Outside work may never be done on our time and must not involve the use of our supplies or equipment.

Before engaging in outside work, you should disclose your plans to your supervisor to confirm that the proposed activity is not contrary to our best interests. You may also contact the Senior Vice President of Human Resources or our Legal department for more information about our policies concerning outside employment.

Business Opportunities

Business opportunities, including but not limited to business opportunities that fit into our strategic plans, satisfy our commercial objectives, or relate to our products and services, that arise during the course of your employment or through your use of our property or information belong to us. You may not (i) direct our business opportunities to our competitors, to other third parties or to other businesses that you own or are affiliated with or (ii) use our business opportunities for your own use or personal gain. In all instances, you should advance our legitimate interests when the opportunity to do so arises, including when you are presented with a business opportunity.

Loans

It is unlawful for CEC, directly or indirectly, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any of our directors or executive officers. However, advancement of legal fees to directors or officers is permissible if made in accordance with established CEC policies approved by our Board of Directors and applicable law.

Gifts and Entertainment

We are dedicated to treating fairly and impartially all persons and firms with whom we do business. Therefore, you must not give or receive gifts, entertainment, gratuities or other items of value that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that we conduct business on an ethical basis and will not seek or grant special considerations.

Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made. Also, special rules apply when dealing with government employees. These are discussed in this Code under “Compliance with Laws - Anti-corruption Laws” and in our Anti-Bribery and Corruption Policy.

If you are not sure whether a specific gift or entertainment is permissible, please contact our Legal department.

Fair Dealing

We have built a reputation as a trustworthy and ethical member of our community and our industry. We are committed to maintaining the highest levels of integrity and fairness. When we fail to negotiate, perform or market in good faith, we may seriously damage our reputation and lose the loyalty of our customers. You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice. To this end, we will seek to avoid any and all misstatements of fact or misleading impression in any of our advertising, literature, exhibits or other public statements. All statements made in support of our products and service should be true and supported by documentation. We seek to communicate clearly and precisely the products and services we provide so that our customers understand what they are purchasing and the costs associated with such purchase.

Our contracts with suppliers of products and services should be based exclusively on our best interests. These contracts should reflect a fair price for the deliverables and should be documented in accordance with appropriate approval, contracting and internal control procedures.

We also expect that our affiliates, consultants, agents, subcontractors, and other business partners will adhere to lawful and ethical business practices. It is important to our reputation that you assist in avoiding doing business with companies that violate applicable laws or have reputations which could harm our business.

Responding to Inquiries from the Press, Securities Analysts, Investors and Others

We are subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may discuss CEC with the news media, securities analysts and investors. All inquiries from outsiders regarding financial or other information about us should be referred to our Chief Financial Officer, President and Chief Executive Officer or Executive Chairman.

Political Activity

We will fully comply with all political contribution laws. CEC funds may not be used, directly or indirectly, for contributions of any kind to any political party or committee or to any candidate or holder of any government position (national, state or local) unless such contribution is permitted by law and complies with CEC policy. Please contact our Legal department to determine whether a specific CEC contribution is permitted.

It is against our policy for you to lobby other employees on behalf of a political candidate during the workday. It is also against our policy to reimburse an employee for any political contributions or expenditures. Outside normal business hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions, so long as such activities do not imply that they are endorsed by us.

Safeguarding Corporate Assets

You have a responsibility to protect CEC assets entrusted to you from loss, theft, misuse and waste. CEC assets and funds may be used only for CEC business purposes and may never be used for illegal purposes. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your supervisor (if you are in the Support Center) or your District Manager, Regional Vice President or Senior Vice President of Human Resources (if you are in field operations).

Confidentiality

You must protect the confidentiality of our Confidential Information and proprietary information. Confidential Information should be marked accordingly, if necessary, kept secure and access should be limited to those who have a need to know the information in order to do their jobs.

Our business relationships are built on trust and our customers and suppliers rely on that trust. If you learn information from them that is not otherwise public, you should also keep that information confidential.

While CEC recognizes that online social networking can be used by employees for personal reasons as well as legitimate authorized business purposes, CEC strives to maintain its identity, integrity and reputation in a manner consistent with its values and policies and has therefore established rules and guidelines for employees who use internet blogging and social networking sites which are set forth in CEC’s Internet Blogging and Social Networking Policy. You are expected to be familiar with and adhere to the principles set forth in CEC’s Internet Blogging and Social Networking Policy and you can obtain a copy of the current policy from your HR representative. We own all e-mail messages and any other data that is created, sent from or received through our systems and employees are not entitled to an expectation of privacy with respect to such data. We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

All intangible assets, such as proprietary information, intellectual property and innovative ideas, are Confidential Information and must be safeguarded. Intellectual property rights, including patents, trademarks, copyright, trade secrets and know-how, must be protected and managed with the same degree of care as any other valuable asset. You must also respect the legitimate intellectual property rights of others and may not reproduce or use software or the other technology licensed from suppliers except as permitted by the applicable license agreement or by law.

Equal Employment Opportunity and Anti-Harassment

We are committed to providing equal employment opportunities for all employees. We will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any applicant for employment or employee because of, including but not limited to, his or her race, color, religion, sex, national origin, age, ancestry, marital status, citizenship, pregnancy, gender, sexual orientation, physical or mental disability or medical condition, veteran status or being a member of any protected class under federal, state and local law. We will not tolerate discrimination or harassment by anyone, including but not limited to our managers, supervisors, coworkers, suppliers or our customers. This policy extends to every phase of the employment process, including recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and CEC-sponsored educational, social and recreational programs, as applicable.

We prohibit all forms of harassment of employees, including demeaning, insulting, embarrassing or intimidating behavior by fellow employees, applicants for employment, employees of outside contractors or visitors. We specifically ban unwelcome sexual advances or physical contact, sexually-oriented gestures and statements and the display or circulation of sexually-oriented pictures, cartoons, jokes or other materials.

All employees are accountable for promoting equal opportunity practices and a harassment-free work environment. You must do this not just because it is the law but also because it is the right thing to do. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify our
Human Resources Department immediately.

For more information concerning our anti-discrimination and anti-harassment policies, you should refer to our employee handbook. We will not retaliate against any employee for filing a good faith complaint under our anti-discrimination and anti-harassment policies or for cooperating in an investigation. We also will not tolerate retaliation by management, employees or co-workers. To the fullest extent possible, we will keep complaints and the terms of their resolution confidential. If an investigation confirms harassment or discrimination has occurred, we will take appropriate corrective action against the offending individual or individuals, including such discipline up to and including immediate termination of employment, as appropriate.

Communications

You are expected to use appropriate judgment and discretion in your e-mails, memos, notes and other formal and informal communications relating to our business or while using our resources. Communications relating to our business must avoid inappropriate or derogatory comments about other individuals or companies and unprofessional language.

Accuracy of Company Records

All financial and other business information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately and honestly. All of our records, including accounting and financial statements, must be maintained in reasonable and appropriate detail, must be kept in a timely fashion and must appropriately reflect transactions. Federal criminal liability may be imposed on any person who (a) corruptly alters, destroys, mutilates or conceals a record, document or other object with the intent to impair its availability for use in an official proceeding or (b) knowingly alters, covers up, falsifies or makes a false entry in any record, document or tangible object with the intent to impede or obstruct the investigation or administration of any matter by a federal government agency or bankruptcy court.

Information derived from our records is provided to our stockholders, investors and government agencies. Thus, our financial and accounting records must conform not only to our internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the Internal Revenue Service. Our public communications and the reports we file with government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

Our internal and external auditing functions help ensure that our financial books, records and accounts are accurate. We are required by the Securities and Exchange Commission rules to maintain effective “disclosure controls and procedures” so that the financial and non-financial information we are required to report to the Securities and Exchange Commission is timely and accurately reported both to our senior management and in our filings. You are expected, within the scope of your employment duties, to support the effectiveness of our disclosure controls and procedures. To that end, it is our policy to promote the full, fair, accurate, timely and understandable disclosure in reports and documents that we file or furnish to the Securities and Exchange Commission and otherwise communicate to the public. Therefore, you should provide our accounting and legal department, Board of Directors and independent public accountants with all pertinent information that they may request. We encourage open lines of communication with our Board of Directors, accountants, auditors and legal counsel and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants.

Reporting Any Illegal or Unethical Behavior

You are encouraged to talk to appropriate personnel about any illegal or unethical behavior that you observe and when you are in doubt about the best course of action in a particular situation. However, it is a violation of this Code for any employee to communicate a report claiming illegal or unethical conduct which the employee knows to be false.

Your supervisor is usually a good place to start with a compliance or integrity issue. You may also get help or advice from your supervisor’s supervisor, the head of your department or location, the Legal or Human Resources Department. Additionally, you may report employment related matters (such as harassment or discrimination), auditing or accounting matters, or violations or potential violations of applicable laws, rules and regulations or of our codes, policies and procedures, by (1) calling our Compliance Hotline at 1-800-789-5216 or (2) our dedicated and secure reporting website which is located at https://cec.silentwhistle.com.

Our Complaint and Reporting Procedures for Accounting and Auditing Matters describes our procedures for the receipt, retention and treatment of complaints that we receive regarding accounting, internal accounting controls, or auditing matters or violations or potential violations of applicable laws, rules and regulations or of our codes, policies and procedures. If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls or an audit matter, you should confer with our Director of Internal Audit or Legal department or follow the procedures set forth in our Complaint and Reporting Procedures for Accounting and Auditing Matters.

It is our policy not to tolerate retaliation for good faith reports of misconduct by others. Additionally, under federal law, we may not discharge or otherwise discriminate against you for any lawful act that you do to provide information, or assist, in an investigation of conduct that you reasonably believe is a violation of federal securities law and other listed laws. This applies to an investigation conducted by us, by any federal agency or by a member of Congress or its committees. It is also unlawful for any person, knowingly and with intent to retaliate, to interfere with the lawful employment or livelihood of another person for providing to any law enforcement officer any truthful information relating to possible violations of any federal law. You are encouraged and expected to cooperate in internal investigations of misconduct.

Record Retention

Our records should be retained or discarded in accordance with our record retention policies and all applicable laws and regulations. From time to time we may be involved in legal proceedings that may require us to make some of our records available to third parties. Our Legal Department will assist us in releasing appropriate information to third parties and provide you or your supervisor with specific instructions. It is a crime to alter, destroy, modify, mutilate or conceal any record, document or other object that is relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all of our records, including formal reports and informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact our Legal Department and you must retain all records that may pertain to the investigation or be responsive to the subpoena.

Administration of this Code

All of our directors, officers and employees must comply with this Code and may be asked to sign the confirmation certificate that appears on the final page of this Code, and return it to the Human Resources Department (if you are an employee) or the Legal department (if you are a director). This Code is available through our website at www.chuckecheese.com and may be updated from time to time.

Waivers of this Code

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed as required by law and the New York Stock Exchange regulations.

Code of Business Conduct and Ethics Confirmation Certificate

I hereby acknowledge that I have read the Code of Business Conduct and Ethics of CEC Entertainment, Inc. (the “Code”) and understand the responsibilities thereunder. I further acknowledge that I will adhere to the principles outlined in the Code and report any concerns I have regarding compliance and integrity in accordance with the Code.

Signature:     ______________________
Printed Name: ____________________
Date: ____________________________